                                                                   EXHIBIT 99.1


FOR RELEASE: Immediately

CONTACT:     Victor J. Galan                   Joseph R. Sandoval
             Chairman of the Board and CEO     Executive Vice President and CFO
             (787) 766-8301                    (787) 756-2801


               R&G FINANCIAL REPORTS 35% INCREASE IN EARNINGS FOR
                        THE QUARTER ENDED MARCH 31, 2003

San Juan, Puerto Rico, April 21, 2003 -- R&G Financial Corporation ("the Company") (NYSE:RGF), the financial holding company of R-G Premier Bank, Crown Bank, FSB, and R&G Mortgage Corp., today reported record financial results for the quarter ended March 31, 2003. Net income for the first quarter of 2003 amounted to $29.1 million, compared to net income of $21.5 million for the first quarter of 2002, an increase of 35%. For the first quarter of 2003, consolidated earnings per diluted share were $0.74, compared to $0.58 per diluted share for the first quarter of 2002, an increase of 28%. The Company's ROA and ROE improved during the quarter ended March 31, 2003 to 1.77% and 21.94%, respectively, from 1.74% and 21.19%, respectively, during the quarter ended December 31, 2002.

         These strong earning results were achieved notwithstanding impairment charges and unscheduled amortization of $10.8 million during the first quarter of 2003 on the Company's servicing asset, related to additional increases in mortgage prepayment rates during the period as a result of lower interest rates available for mortgage loans. The resulting decrease in earnings was more than offset by increases in gain on sale and fees from mortgage loans, which were attributable to record volumes of mortgage loan originations and sales. Total loan production during the first quarter of 2003 was $1.0 billion, of which over 90% was internally generated. Total loan production was the highest amount for any given quarter in the Company's history, representing a 76% increase compared to the same quarter a year ago.


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R&G Financial Corp.
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         During the quarter ended March 31, 2003, the Company's net interest income rose to $42.2 million, compared to $32.0 million in the 2002 comparative quarter, an increase of 32%, as a result of a record volume of earning assets. Included in earning assets of the Company at March 31, 2003 were the assets of Crown Bank, the Company's Florida-based banking subsidiary acquired during the second quarter of 2002.

         Net gain on origination and sale of loans increased 86% to $33.0 million during the quarter ended March 31, 2003 from $17.7 million for the comparable 2002 period, due to the increased volume of mortgage loan originations and sales as well as higher margins in the sale of loans. This expanded level of loan originations reflects not only the increase in loan production volume due to lower rates for mortgage loans during the period, but also the increased number of mortgage offices of the Company and R&G Financial's added strength in the market for new residential mortgage loans. The Company has obtained a higher share of end loans as a result of R&G's continued growth in residential construction lending, which remains very strong both in Puerto Rico and Central Florida as high demand for housing continues in those markets. Loan originations in the Company's division for new housing during the first quarter of 2003 represented a new record for R&G Financial.

         Other fee income for the first quarter of 2003 was $5.7 million, representing a 48% increase over the comparative period in 2002. The increase reflects added contributions made by the Company's insurance agency and its broker-dealer subsidiary.

         Mr. Victor J. Galan, Chairman and Chief Executive Officer of the Company, commented on the first quarter results as follows:

         "We are very pleased to report these excellent results during the quarter ended March 31, 2003. The increase in earnings in the first quarter of 2003 comes after last year's stellar performance in which we increased profits by 45% to a new record level. More remarkable is the fact that during the first quarter of 2003 R&G Financial established a


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R&G Financial Corp.
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new record for loan production, surpassing $1 billion for the first time in any given quarter. We achieved equally positive results with our loan portfolio, retail deposits and banking assets; total loans and deposits each reached a record $3.0 billion at quarter end, while banking assets surpassed $6.1 billion.

         Once again, we demonstrate the complimentary nature among our product lines, as reflected by continued strength experienced across all of the Company's segments during the quarter resulting in record assets, loans and deposits. All these accomplishments position R&G very well for continued growth, and we remain optimistic about our future performance. This is now the 13th quarter in a row that we have achieved uninterrupted consecutive increases in earnings to record levels, and we will use our best efforts to continue to do so in the future. We look forward to adding value and improving returns for our stockholders."

         R&G Financial, currently in its 31st year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, Crown Bank, FSB, its Florida-based federal savings bank acquired during the second quarter of 2002, R&G Mortgage Corporation, the second largest residential mortgage loan originator and servicer in Puerto Rico, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R&G Financial's New York, North Carolina and Central-Florida based mortgage banking subsidiary, Home & Property Insurance Corp., its Puerto Rico Insurance agency, and R-G Investments Corporation, R&G Financial's Puerto Rico broker-dealer. As of March 31, 2003 the Company, with total assets of $6.9 billion, operated 30 bank branches mainly located in the northeastern section of Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 6 mortgage and 6 commercial lending offices in the United States, and 43 mortgage offices in Puerto Rico, including 24 facilities located


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R&G Financial Corp.
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within R-G Premier's branches.

         "SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF 1995

         Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2002 filed with the Securities and Exchange Commission.

website: www.rgonline.com

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R&G Financial Corp.
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
                                                                        At                 At                  At
                                                                   March 31, 2003     Dec. 31, 2002       March 31, 2002

(Dollars in Thousands, except for per share data)

SELECTED BALANCE SHEET DATA
(Unaudited)

Total assets                                                        $ 6,890,135         $ 6,277,246         $ 4,831,428
Loans receivable, net                                                 3,006,892           2,759,689           1,807,860
Mortgage loans held for sale                                            279,120             258,738             256,927
Mortgage-backed securities held for trading                              44,880              74,757              77,966
Mortgage-backed and investment securities available for sale          2,957,234           2,556,913           2,240,771
Mortgage-backed and investment securities held to maturity               74,234              75,591              74,369
Servicing asset                                                         133,830             142,334             104,815
Cash and cash equivalents                                               168,445             197,643             145,017
Deposits                                                              3,001,934           2,802,324           2,014,676
Securities sold under agreements to repurchase                        1,831,335           1,489,758           1,439,618
Notes payable                                                           218,052             194,607             187,700
Other borrowings                                                        966,620             985,790             538,360
Stockholder's equity                                                    681,492             662,218             534,382
Common Stockholders' equity                                             468,492             449,218             321,382
Total number of common shares outstanding                            34,039,721          33,993,262          31,298,305
Common stockholders' equity per share                               $     13.76         $     13.21         $     10.27
Servicing portfolio                                                 $10,876,985         $10,991,944         $ 7,311,066
Book Value of Servicing                                                    1.23%               1.29%               1.43%
Allowance for loan loses (ALL)                                           33,342              32,676              18,543
Non-performing loans (NPL's)                                             79,497              78,199              79,724
NPL's/Total loans                                                          2.48%               2.71%               4.13%
ALL/Total loans                                                            1.04%               1.13%               0.96%
ALL/NPL's                                                                 41.94%              41.79%              23.26%


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
                                                                  Three Months Ended                  Three Months
                                                                        March 31,                        Ended
                                                           ----------------------------------         December 31,
                                                               2003                  2002                 2002
                                                           ------------          ------------         -------------
                                                                 (Dollars in Thousands, except for per share data)
SELECTED INCOME STATEMENT DATA                                                   (UNAUDITED)

REVENUES:
Net interest income                                        $     42,221          $     32,005          $     43,725
Provision for loan losses                                        (4,220)               (5,000)               (4,500)
Net interest income after provision for loan losses              38,001                27,005                39,225
Loan administration and servicing fees                           13,815                 9,304                13,235
Net gain on origination and sale of loans                        33,017                17,710                27,697
Other                                                             5,722                 3,872                 3,960
   Total revenues                                                90,555                57,891                84,117
OPERATING EXPENSES:
Employee compensation and benefits                               15,147                10,008                13,157
Office occupancy and equipment                                    5,702                 4,262                 5,525
Other administrative and general                                 31,158                15,926                29,532
   Total expenses                                                52,007                30,196                48,214
Income before income taxes                                       38,548                27,695                35,903
Income taxes                                                     (9,407)               (6,162)               (8,761)
Net income                                                 $     29,141          $     21,533          $     27,142
Less:  Preferred stock dividends                                 (3,971)               (3,095)               (3,971)
Net income available to common stockholders                $     25,170          $     18,438          $     23,171
Earnings per share:
Net income per common share - Basic                        $        .74          $        .59          $        .68
Net income per common share - Diluted                      $        .74          $        .58          $        .68
Average shares outstanding - Basic                           34,022,719            31,295,713            33,990,538
Average shares outstanding - Diluted                         34,180,759            31,654,473            34,180,444

Return on common equity                                           21.94%                23.17%                21.19%
Return on assets                                                   1.77%                 1.81%                 1.74%
Loan production                                            $  1,018,397          $    577,747          $    880,936
Internal Loan Production                                   $    961,901          $    568,480          $    836,997